Exhibit 10.7

EXCLUSIVE DISTRIBUTION AGREEMENT

                    This EXCLUSIVE DISTRIBUTION AGREEMENT (“Agreement”) is entered as of November 1, 2009 (the “Effective Date”) between Techtronic Industries Co., Ltd., a Hong Kong corporation with offices located at 24/F CDW Building, 388 Castle Peak Road, Tsuen Wan, Hong Kong (“Distributor”), and Green Earth Technologies, Inc., a Delaware corporation with offices located at 3 Stamford Landing, Suite 200, Stamford, CT 06902 (“Supplier”) (Distributor and Supplier are referred to in this Agreement collectively as the “Parties,” and individually as a “Party”).

WITNESSETH:

WHEREAS Supplier (i) owns certain intellectual property related to the use of base oils derived in whole or part from animal fats and plant oils and (ii) sources, manufactures, markets and/or distributes certain products incorporating said base oils; and

WHEREAS Distributor and its Affiliates have expertise in sourcing, manufacturing, marketing and distributing a broad range of consumer products, including gasoline-powered products for which Supplier’s products may have valuable applications; and

WHEREAS Supplier considers the sale of Supplier’s products through an exclusive distributor to be a strategically advantageous marketing strategy; and

WHEREAS, Distributor is interested in acquiring certain exclusive rights to distribute Supplier’s products; and

WHEREAS, the Parties desire to formalize their relationship in a binding agreement.

NOW, THEREFORE, as consideration for the terms and conditions set forth below, Distributor and Supplier agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following definitions shall apply:

“G.E.T. Technology” shall mean all intellectual property rights conceived, developed, owned and/or licensed by or for Supplier, its owners, and/or Affiliates now or in the future which is related to the use of base oils derived in whole or part from animal fats and/or plant oils, including, without limitation, all intellectual property identified in the list annexed hereto as “Exhibit A”.

“G.E.T. Products” shall mean all products sourced, manufactured, marketed and/or distributed by or for Supplier, and all products incorporating G.E.T. Technology, including but not limited to all products identified in the list annexed hereto as “Exhibit B”.

“Affiliate” shall mean, as to any person or entity, any other entity that, directly or indirectly, controls, is controlled by or is under common control with such entity; provided, however, that (i) “Affiliates” of Supplier shall not include Distributor or its subsidiaries, and (ii) “Affiliates” of Distributor shall not include Supplier or its subsidiaries.

“Control” shall mean, with respect to any entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities (or other ownership interest), by contract or otherwise.

“Trademarks” shall mean all trademarks and trade names owned and/or licensed by or for Supplier, its owners, and/or Affiliates now or in the future used in connection with the marketing, advertising, promotion, distribution or sale of G.E.T. Products.

ARTICLE 2

TERM

Section 2.1 Term. The initial term of this Agreement will commence on the Effective Date, and will expire on December 31, 2014 (the “Term”).

Section 2.2 Renewal. The Term will automatically renew for successive five (5) year periods, unless either Party provides the other Party with written notice of non-renewal at least one (1) year prior to the expiration of the then current Term.

ARTICLE 3

DISTRIBUTORSHIP

Section 3.1 Non-Exclusive Distributorship Rights. Supplier hereby grants to Distributor a non-exclusive worldwide right to distribute all G.E.T. Products (automotive and non-automotive) through all channels of distribution, except that Distributor shall have exclusive rights with respect to certain products and channels of distribution, as provided below.

Section 3.2 Exclusive Distributorship Rights. Supplier hereby grants to Distributor an exclusive worldwide right to distribute non-automotive G.E.T. Products through the following marketing channels (except Walmart and Target):

a)

all types of “big box” retailers with an average of at least 40,000 square feet per store, including without limitation do-it-yourself home center chains stores such as Home Depot and Lowe’s, mass marketing retail outlets (including but not limited to “clubs” such as COSTCO and SAM’s CLUB, and general merchandisers); and

b)	specific retailers identified in the list annexed to this Agreement as Exhibit C, as said list may be amended from time to time; and

c)	all marketing channels with respect to any new non-automotive G.E.T. Products, except as expressly agreed in writing by Distributor.

Section 3.3 Continuing Distribution Rights. All of Distributor’s exclusive and non-exclusive distribution rights shall continue through the Term and, with respect to any G.E.T. Products, while those products continue to be marketed by Distributor, on a non-exclusive basis for a period of one year after the end of the Term.

ARTICLE 4

MARKETING

Section 4.1 Cooperation. Distributor and Supplier will work together to devise mutually beneficial marketing strategies and campaigns.

Section 4.2 Advertising. Supplier hereby authorizes Distributor to use the Trademarks on or in connection with the marketing, advertising, promotion, distribution or sale of G.E.T. Products that are subject to this Agreement. All such use shall be in accordance with such trademark usage standards as may be established or applied by Supplier and communicated to Distributor in writing from time to time, and Supplier shall have the authority to determine whether any particular usage is consistent with its usage standards. At Supplier’s request, any usage reasonably found to be inconsistent with Supplier’s usage standards will be promptly corrected on a running change basis. Distributor will, upon request, make samples of all usage and plans for future usage of the Trademarks available to Supplier. Notwithstanding the foregoing, Supplier expressly authorizes Distributor to market G.E.T. Products together with Distributor’s other products, and to display Distributor’s own trademarks on or in connection with such jointly marketed products.

ARTICLE 5

MINIMUM PURCHASE VOLUME

Section 5.1 Minimum Purchase Volume. If Distributor’s purchases of G.E.T. Products fall below Fifteen Million U.S. Dollars (US$15,000,000.00) during any calendar year following December of 2010, and such failure is not due to Supplier’s inability to timely fill reasonably forecasted orders, then (a) Supplier may change Distributor’s exclusive distribution rights under this Agreement to thereafter be non-exclusive effective upon 90 days prior written notice to Distributor , unless (i) Distributor has purchased an aggregate amount of G.E.T. Products at least equal to the shortfall during the calendar year following the shortfall and before the end of the 90-day notice period, or (ii) Distributor’s failure to do so is due to Supplier’s inability to timely fill reasonably forecasted orders; and/or (b) Supplier may terminate this Agreement upon twelve months prior written notice to Distributor, unless (i) Distributor has purchased an aggregate amount of G.E.T. Products during the calendar year following the shortfall at least equal to the sum of Fifteen Million U.S. Dollars (US$15,000,000.00) plus such shortfall or (ii) Distributor’s failure to do so is due to Supplier’s inability to timely fill reasonably forecasted.

ARTICLE 6

FORCE MAJEURE

Section 6.1 Force Majeure. If and to the extent that either Party’s compliance with the terms of this Agreement is prevented directly by fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions, or any other similar cause beyond its reasonable control (each, a “Force Majeure Event”), and such non performance or delay could not have been prevented by reasonable precautions undertaken by such Party prior to the occurrence of the Force Majeure Event, then such deficiency shall not constitute grounds for termination of this Agreement or convert Distributor’s exclusive distribution rights under this Agreement to non-exclusive rights, unless such non-performance or delay continues for more than six (6) consecutive months, in which event the deficiency shall be calculated on a pro-rata basis, without reference to the first six months of the deficiency.

ARTICLE 7

PRICING

Section 7.1 Pricing. During the Term, Supplier will not increase the prices for the G.E.T. Products without the prior written agreement of Distributor, which shall not be unreasonably withheld. It is understood and acknowledged that fluctuating exchange rates, transportation and commodity prices may occasionally necessitate price changes. In all cases, Supplier will assure that Distributor receives pricing and terms no less favorable than any third party that purchases or is entitled to purchase similar G.E.T. Products from Supplier or any other authorized source.

ARTICLE 8

CONFIDENTIALITY

Section 8.1 Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean all information and documentation of Distributor or its Affiliates, and Supplier or its Affiliates, respectively, whether disclosed to or accessed by Distributor or its Affiliates or Supplier or its Affiliates in connection with this Agreement, that is (i) identified in writing as “confidential” at the time of disclosure, (ii) disclosed orally and identified at the time of disclosure as “confidential,” or (iii) known by the receiving Party to be treated by the disclosing Party as confidential or proprietary. “Confidential Information” shall include, without limitation, (a) information that the disclosing Party receives from a third party (including vendors, licensors, customers and Affiliates) and holds subject to an obligation of confidentiality, (b) the terms of this Agreement, (c) any information developed by reference to or use of information of Distributor or its Affiliates, or Supplier or its Affiliates, (d) training and operating procedures and manuals, customer lists and pricing information, and (e) any information which a reasonable person would believe to be the confidential information of the other Party; provided, that except to the extent otherwise provided by law, the term “Confidential Information” shall not include information that (A) is independently developed by the recipient, as demonstrated by the recipient’s written records, without violating the disclosing Party’s proprietary rights, (B) is or becomes publicly known (other than through disclosure by the recipient that was not authorized by the disclosing Party), (C) is already known by the recipient at the time of disclosure, as demonstrated by the recipient’s written records, and the recipient has no obligation of confidentiality as to such information, or (D) is rightfully received by a Party free of any obligation of confidentiality (provided, that (x) such recipient has no knowledge that such information is subject to a confidentiality agreement, and (y) such information is not of a type or character that a reasonable person would have regarded it as confidential).

Section 8.2 General Obligations. All Confidential Information relating to or obtained from Distributor or its Affiliates or Supplier or its Affiliates shall be held in confidence by the recipient to the same extent and in at least the same manner as the recipient protects its own confidential information, and in any event using at least a reasonable standard of care. Neither Distributor or its Affiliates nor Supplier or its Affiliates shall disclose, publish, release, transfer or otherwise make available Confidential Information of, or obtained from, the other in any form to, or for the use or benefit of, any person or entity without the disclosing Party’s consent. Each of Distributor and its Affiliates and Supplier and its Affiliates shall, however, be permitted to disclose relevant aspects of the other’s Confidential Information to its officers, directors, agents, professional advisors, contractors, subcontractors and employees and to the officers, directors, agents, professional advisors, contractors, subcontractors and employees of its Affiliates, to the extent such disclosure is not restricted under any other agreements between the Parties, but only to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations or the determination, preservation or exercise of its rights and remedies under this Agreement; provided, that the recipient shall take reasonable measures to ensure that Confidential Information of the disclosing Party is not disclosed or duplicated in contravention of the provisions of this Agreement by such officers, directors, agents, professional advisors, contractors, subcontractors and employees. Neither Distributor nor its Affiliates nor Supplier nor its Affiliates shall use the Confidential Information of the other Party for any purpose or reason other than the pursuit of sales contemplated under this Agreement. The obligations in this Article 8 shall not restrict any disclosure pursuant to any law or disclosure to any governmental authority (provided that the recipient shall give prompt notice to the disclosing Party of any order or request for disclosure from such governmental authority and use reasonable efforts to allow the disclosing Party a reasonable period of time to respond to such order or request).

Section 8.3 Judicial Process. If either Party receives a subpoena or other validly issued regulatory, administrative or judicial process demanding Confidential Information of the other Party, that Party must use reasonable and diligent efforts to promptly notify the other Party and tender to it the defense of that demand. Unless the demand has been timely limited, quashed or extended, Distributor and/or Supplier will thereafter be entitled to comply with such demand to the extent required by law. If requested by the disclosing Party, the Party receiving the subpoena or other demand for disclosure will cooperate (at the expense of the other Party) in the defense of a demand.

Section 8.4 Unauthorized Acts. Without limiting either Party’s rights in respect of a breach of this Article 8, each Party shall:

a)

promptly notify the other Party of any unauthorized possession, use or knowledge, or attempt thereof, of the other Party’s Confidential Information by any person or entity that may become known to such Party;

b)

promptly furnish to the other Party full details of the unauthorized possession, use or knowledge, or attempt thereof, and assist the other Party in investigating or preventing the recurrence of any unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information;

c)	cooperate with the other Party at the other Party’s expense in any litigation and investigation against third parties deemed necessary by the other Party to protect its proprietary rights; and,

d)	promptly use its commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information.

                    Except as specifically set forth herein, each Party shall bear the costs and expenses incurred by it as a result of compliance with this Section 8.4.

Section 8.5 Publicity. The Parties shall not advertise or otherwise make known to others any information regarding this Agreement including, but not limited to, any payment arrangements. Supplier further agrees not to use in any advertising or sales promotion, press releases or other publicity matters, any endorsements, direct or indirect quotes, or pictures implying endorsement by Distributor or Distributor’s employees without prior written approval. Supplier shall submit to Distributor for written approval, prior to publication, all publicity matters that mention or display the name or marks of Distributor or contain language from which a connection to Distributor’s name or marks may be inferred or implied.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

Section 9.1 By Distributor. Distributor represents and warrants that:

a)	Distributor is a corporation duly incorporated, validly existing and in good standing under the laws of Hong Kong;

b)	Distributor has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

c)	The execution, delivery and performance of this Agreement by Distributor has been duly authorized by all necessary corporate action on the part of Distributor;

d)	This Agreement has been duly executed and delivered by Distributor and constitutes a valid and binding agreement of Distributor, enforceable against it in accordance with its terms;

e)	Distributor is, or will be prior to the Commencement Date, to its knowledge, duly licensed, authorized or qualified to do business and is in good standing in each jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on its ability to fulfill its obligations under this Agreement;

f)

Distributor, to its knowledge, is in compliance with all laws and has obtained all applicable permits and licenses required of it in connection with its obligations under this Agreement, except where such non-compliance or failure to obtain such permits and licenses would not have a material adverse effect on its ability to fulfill its obligations under this Agreement;

g)

To the knowledge of Distributor, there is no outstanding litigation, arbitrated matter or other dispute to which Distributor or any of its Affiliates is a party which, if decided unfavorably to it, would reasonably be expected to have a material adverse effect on Distributor’s ability to fulfill its obligations under this Agreement; and,

h)

Neither Distributor nor any of its Affiliates is a party to any contract, agreement, or similar understanding with any third party that would have a material adverse effect on Distributor’s ability to fulfill its obligations under this Agreement.

Section 9.2 By Supplier. Supplier represents and warrants that:

a)	Supplier is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware;

b)	Supplier has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

c)	Supplier has the right to grant Distributor the exclusive right to distribute the G.E.T. Products as specified in this Agreement

d)	The execution, delivery and performance of this Agreement by Supplier has been duly authorized by all necessary corporate action on the part of Supplier;

e)	This Agreement has been duly executed and delivered by Supplier and constitutes a valid and binding agreement of Supplier, enforceable against it in accordance with its terms;

f)

Supplier, to its knowledge, is duly licensed, authorized or qualified to do business and is in good standing in each jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on its ability to fulfill its obligations under this Agreement;

g)

Supplier, to its knowledge, is in compliance with all laws and has obtained all applicable permits and licenses required of it in connection with its obligations under this Agreement, except where such non-compliance or failure to obtain such permits and licenses would not have a material adverse effect on its ability to fulfill its obligations under this Agreement;

h)

To the knowledge of Supplier, there is no outstanding litigation, arbitrated matter or other dispute to which Supplier or any Supplier Affiliate is a party which, if decided unfavorably to it, would reasonably be expected to have a material adverse effect on Supplier’s ability to fulfill its obligations under this Agreement;

i)

Neither Supplier nor any of its Affiliates is a party to any contract, agreement, or similar understanding with any third party that would have a material adverse effect on Supplier’s ability to fulfill its obligations under this Agreement; and,

j)	To Supplier’s knowledge, no non-public fact or circumstance exists that would have a material adverse effect on the G.E.T. Products, the Trademarks or the image of Supplier or its Affiliates.

ARTICLE 10

TERMINATION

Section 10.1 Termination by Distributor. Distributor will have the right to terminate this Agreement as follows:

a)	By mutual agreement of the parties; or

b)

Upon Supplier’s material breach of this Agreement if Supplier is unable to cure such breach within forty-five (45) days of receiving notice of the breach from Distributor or to develop a plan within said period that is reasonably calculated to cure same in a reasonable period of time, and to proceed diligently to accomplish the cure.

Section 10.2 Termination by Supplier. Supplier will have the right to terminate this Agreement as follows:

a)	As specified in Section 5.1 for Distributor’s failure to meet the minimum purchase obligations;

b)	By mutual agreement of the parties; or

c)

Upon Distributor’s material breach of this Agreement if Distributor is unable to cure such breach within forty-five (45) days of receiving notice of the breach from Supplier, or to develop a plan within said period that is reasonably calculated to cure same in a reasonable period of time, and to proceed diligently to accomplish the cure.

Section 10.3 Termination for Change of Control. Either Party may terminate this Agreement by giving the other Party sixty (60) days’ notice of the termination if the other Party or any of its Affiliates enters into an agreement that results in a Change of Control of such other Party. Each Party shall give the other Party notice of transactions subject to this provision, subject to confidentiality obligations regarding such transactions. For purposes of this Agreement, “Change of Control” shall mean the (i) combination or merger of a Party with or into any entity pursuant to which the (A) members of the board of directors of such Party immediately prior to such transaction constitute less than a majority of the members of the board of directors of the surviving entity of such combination or merger, or (B) stockholders of such Party immediately prior to such transaction hold beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of less than fifty percent (50%) of the voting securities of the surviving entity of such combination or merger entitled to vote generally in the election of directors, (ii) sale, transfer or other disposition of all or substantially all of the assets of a Party, or (iii) acquisition by any person or party, or affiliated group of persons or parties, of beneficial ownership of voting securities of a Party entitled to vote generally in the election of directors with a number of votes in excess of twenty percent (20%) of the voting power of such Party.

Section 10.4 Bankruptcy. Either Party may terminate this Agreement by giving the other Party written notice of the termination effective immediately upon receipt of such notice if:

a)	such other Party shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

b)

such other Party, shall: (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code, (iv) file a petition seeking to take advantage as a debtor of any other law relating to the filing of bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the United States Bankruptcy Code, or (vi) take any corporate, partnership or other action for the purpose of effecting any of the foregoing.

c)

a proceeding or case shall be commenced, without the application or consent of the other Party, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of such other Party or of all or any substantial part of its property or assets, or (iii) similar relief in respect of such other Party under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue unchallenged, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, in either case for a period of thirty (30) or more days; or

d)

an order for relief against such other Party shall be entered in an involuntary case under the United States Bankruptcy Code and such order is not controverted within thirty (30) days of the date such order was entered against such Party.

Section 10.5 Effect of Termination or Expiration. Termination (whether for breach or otherwise) or expiration of this Agreement will not terminate each Party’s obligations pursuant to Article 8, Article 11, Article 12, Article 13, this Section 10.5 or any other provisions of this Agreement that by their context are intended to survive termination or expiration. Termination or expiration of this Agreement will not terminate any other agreements between the Parties, unless otherwise expressly specified in such agreements.

ARTICLE 11

INDEMNITIES AND INSURANCE

Section 11.1 General Indemnity. Except with respect to the matters which are the subject of Section 11.2, Section 11.3, and Section 11.4 (with respect to which those applicable Sections shall govern), each Party shall indemnify, defend, and hold the other Party and its Affiliates harmless from all losses suffered by such Party and its Affiliates as a result of third party claims which result from the indemnifying Party’s acts or omissions under this Agreement, and any losses relating to any actions taken by such indemnifying Party in connection with the development, manufacturing, marketing, sale or delivery of the G.E.T. Products or any other products and services, except to the extent such losses result from the gross negligence of the indemnified Party.

Section 11.2 Indemnity for Product Liability and Unfair Trade Practices. Supplier shall indemnify, defend, and hold Distributor, and Affiliates harmless from all losses suffered, incurred or sustained by Distributor or any of its Affiliates or to which such Distributor or any of its Affiliates becomes subject, resulting from, arising out of or relating to any third party action, suit, proceeding or claim alleging liability for the design or condition of a G.E.T. Product or any exaggerated or false claim made by Supplier or made by Distributor in reliance upon the representations of Supplier.

Section 11.3 Indemnity for Infringement. Supplier shall indemnify, defend, and hold Distributor, and Affiliates harmless from all losses suffered, incurred or sustained by Distributor or any of its Affiliates or to which such Distributor or any of its Affiliates becomes subject, resulting from, arising out of or relating to any third party action, suit, proceeding or claim alleging that use of the G.E.T. Technology or the Trademarks in accordance with this Agreement infringes any proprietary rights of any third party. Upon request, Supplier will provide Distributor with a freedom to practice letter from a Patent Attorney approved in advance by Distributor clearing any G.E.T. Product for sale in any territory designated by Distributor.

Section 11.4 Indemnity for Certain Employee Claims. Supplier shall indemnify, defend and hold Distributor and its Affiliates harmless from all losses suffered, incurred or sustained by Distributor or any of its Affiliates or to which Distributor or any of its Affiliates becomes subject, resulting from, arising out of or relating to any action, suit, proceeding or claim, by an employee or agent of Supplier or its Affiliates in the course of performing duties on behalf of Supplier, against Distributor or any of its Affiliates, including any action, suit, proceeding or claim for any salary, commission, bonus, employee benefit, employee program or policy or similar remuneration or benefit from Distributor, except to the extent that such liability is based upon the alleged negligence or intentional wrongdoing of Distributor or any express promise or offer made by Distributor to the individual, and is not predicated upon the individual’s employment status.

Section 11.5 Indemnification Procedures. If any third party claim is commenced against a Party entitled to indemnification under this Agreement (the “Indemnified Party”), notice thereof shall be given to the Party that is obligated to provide indemnification (the “Indemnifying Party”) as promptly as practicable. If, after such notice, the Indemnifying Party shall acknowledge that this Agreement applies with respect to such claim, then the Indemnifying Party shall be entitled, if it so elects, in a notice promptly delivered to the Indemnified Party, but in no event less than five (5) days prior to the date on which a response to such claim is due, to immediately take control of the defense and investigation of such claim and to employ and engage attorneys reasonably acceptable to the Indemnified Party to handle and defend the same, at the Indemnifying Party’s sole cost and expense. The Indemnified Party shall cooperate, at the cost of the Indemnifying Party, in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such claim and any appeal arising there from; provided, that the Indemnified Party may, at the cost and expense of the Indemnified Party, participate, through its attorneys or otherwise, in such investigation, trial and defense of such claim and any appeal arising there from. If the Indemnifying Party does not assume full control over the defense of a claim subject to such defense as provided in this Section, the Indemnifying Party may participate in such defense, at its sole cost and expense, and the Indemnified Party shall have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party. No settlement of a claim that involves a remedy other than the payment of money by the Indemnifying Party shall be entered into by the Indemnifying Party without the prior consent of the Indemnified Party. If the Indemnifying Party has assumed the defense of a claim as set forth in this Section, the Indemnified Party shall not enter into any settlement of such claim without the prior consent of the Indemnifying Party, and the Indemnified Party shall provide reasonable cooperation in the defense of same.

Section 11.6 Insurance. Supplier hereby agrees that it will at its sole expense obtain and keep in force Comprehensive General Liability Insurance with a reputable insurance company with an A.M. Best rating of “A” or better, including, but not limited to, Products and completed operations coverage of a combined single limit of two million US dollars (US$2,000,000) for death, bodily injury and property damage. Such insurance shall be renewed annually. The Supplier shall supply a copy of the insurance policy to Distributor and provide Distributor on a yearly basis with a current certificate of insurance, indicating that the insurance coverage is on an occurrence basis (not claims made) and cannot be cancelled or materially modified without at least thirty (30) days advance written notice to Distributor.

Section 11.7 Consequential Damages. Neither Distributor or its Affiliates on the one hand, nor Supplier or its Affiliates on the other shall be liable to the other for, nor will the measure of damages include, any indirect, incidental, special or consequential damages arising out of or relating to its performance or failure to perform under this Agreement; provided, that this Section will not be construed to limit any Indemnified Party’s right to recover under this Article 11 any such damages that the Indemnified Party is obligated to pay to any third party.

ARTICLE 12

DISPUTE RESOLUTION

Section 12.1 Required Mediation.

a)

Except for the indemnification obligations with respect to third party claims as set forth in Article 11, in the event that any dispute arises under this Agreement that is not resolved between the Parties, either Party may elect to litigate such matters; provided, that neither Party shall be entitled to commence such litigation under this Agreement until after the mediation obligations in this Section 12.1 have been satisfied. Each Party shall cause each of its Affiliates to be bound by the provisions of this Article 12.

b)

Upon the delivery of written notice by either Party to the other of a request for mediation of a dispute under this Agreement, the Parties shall have ten (10) days to mutually agree upon a professional mediator to mediate the dispute. The mediation shall be held in Anderson, SC and shall be conducted for one (1) business day. Each Party shall bear its own costs, fees and expenses associated with such mediation, except that the Parties agree to split equally the costs and expenses of the mediator and the conduct of the mediation itself.

c)	Nothing in this Section requires either party to engage in mediation before seeking interim injunctive relief.

Section 12.2 Equitable Relief. The Parties acknowledge and agree that either Party may seek specific performance, injunctive or other equitable relief in connection with any breach or alleged breach of the provisions of this Agreement.

ARTICLE 13

MISCELLANEOUS PROVISIONS

Section 13.1 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Party; provided, that either Party may assign this Agreement or any of its rights, interests or obligations under this Agreement, in whole or in part, to any of its Affiliates without such written approval of the other Party; provided, further, that a Party assigning any such rights, interests or obligations under this Agreement to any of its Affiliates shall not be released from any obligation or liability under this Agreement. Notwithstanding the foregoing, all rights and obligations granted to or imposed upon a Party to this Agreement may be enjoyed or performed through its Affiliates employees and/or agents.

Section 13.2 Subcontracting. It is understood that Supplier may need to contract substantial activities to its Affiliates and unrelated third parties in a broad range of areas to efficiently meet its obligations under this Agreement. However Supplier will be solely responsible for the work and activities of its subcontractors, including, without limitation, compliance with the terms and conditions of this Agreement, and for all payments and other obligations to its subcontractors.

Section 13.3 Notices. Except as otherwise specified in this Agreement, all notices, requests, consents, approvals, agreements, authorizations, acknowledgements, waivers and other communications required or permitted under this Agreement shall be in writing and shall be deemed given when transmitted by telecopy to the telecopy number specified below or delivered by hand to the address specified below. A copy of any such notice shall also be sent by overnight delivery service on the date such notice is transmitted by telecopy to the address specified below:

If to Supplier:

Greg D. Adams
Chief Financial Officer
Green Earth Technologies, Inc.
3 Stamford Landing - Suite 200
Stamford, CT. 06902

With a copy to:

Joel J. Goldschmidt, Esq.
Morse, Zelnick, Rose & Lander, LLP
405 Park Ave, Suite 1401
New York, NY 10022

If to Distributor:

Techtronic Industries Co., Ltd.
24/F CDW Building

388 Castle Peak Road
Tsuen Wan, N.T.
Hong Kong
Attn: Legal Department
Facsimile No: 852-2413-5971

With a copy to:

Techtronic Industries North America, Inc.
1428 Pearman Dairy Road
Anderson, South Carolina 29625
Attention: Legal Department
Telecopy No.: (864) 964-3350

Either Party may change its address or telecopy number for notification purposes by giving the other Party seven (7) days’ notice of the new address or telecopy number and the date upon which it will become effective. To be effective, notice must be provided to both individuals specified above for each Party.

Section 13.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the Parties.

Section 13.5 Relationship. Nothing contained in this Agreement shall be construed to create the relationship of employer and employee or franchisor and franchisee between Distributor and Supplier, or to make either Distributor or Supplier partners, joint venturer or co-employer of the other, or result in joint service offerings to their respective customers. Supplier staff, employees or subcontractors assigned to provide the services are solely the employees of Supplier or its third party contractors and are not the employees of Distributor.

Section 13.6 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be prohibited or unenforceable under applicable law, then the remaining provisions of this Agreement, if capable of substantial performance, shall remain in full force and effect. To the extent permitted by applicable law, the Parties waive any provision of such law, which renders any such remaining provisions of this Agreement prohibited or unenforceable in any respect.

Section 13.7 Waivers. No delay or omission by either Party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any Party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant. The Party waiving its rights must sign all waivers.

Section 13.8 Remedies Cumulative. No right or remedy herein conferred upon or reserved to either Party is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy under this Agreement, or under applicable law, whether now or hereafter existing. The Parties agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with its terms and that the Parties shall be entitled to specific performance in addition to any other remedy to which they are entitled at law or equity.

Section 13.9 Entire Agreement. This Agreement, the Exhibits and Annexes to this Agreement, represent the entire agreement between the Parties with respect to its subject matter, excluding any written Supplier buying agreements, marketing agreements and/or rebate agreements, and there are no other representations, understandings or agreements between the Parties relative to such subject matter.

Section 13.10 Amendments. No amendment to, or change, waiver or discharge of, any provision of this Agreement shall be valid unless in writing and signed by each Party.

Section 13.11 Third Party Beneficiaries. Except as provided in Section 13.1, each Party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than the Parties.

Section 13.12 Governing Law. This Agreement and the rights and obligations of the Parties under this Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina without giving effect to the principles thereof relating to the conflicts of laws.

Section 13.13 Negotiated Terms. The Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this Agreement.

Section 13.14 Headings. The Article and Section headings are for reference and convenience only and shall not be considered in the interpretation of this Agreement.

Section 13.15 Interpretation of Documents. Except as otherwise expressly set forth in the body of this Agreement or in any of the Exhibits, in the event of a conflict between the provisions in the body of this Agreement and the Exhibits, the provisions in the body of this Agreement shall prevail.

ARTICLE 14

PURCHASE OF G.E.T. PRODUCTS

Section 14.1 Distributor’s purchase of G.E.T. Products will be governed by the terms and conditions of any applicable purchaser order submitted by Distributor to Supplier. To the extent the terms of said agreements are inconsistent or are in conflict with the terms of this Agreement, then the terms of this Agreement shall prevail, absent express agreement to the contrary.

          IN WITNESS WHEREOF, each of Distributor and Supplier has caused this Agreement to be signed and delivered by its duly authorized representative.

TECHTRONIC INDUSTRIES CO. LTD.

By:	/s/ Lee E. Sowell

Name: Lee E. Sowell
Title: Authorized Agent

GREEN EARTH TECHNOLOGIES, INC.

By:	/s/ Greg Adams

Name: Greg Adams
Title: Chief Financial Officer

EXHIBIT A

G.E.T. Technology

The following patent registrations and applications are expressly included, without limitation, in the definition of “G.E.T. Technology”:

Patent/Patent Application	Title	Filed	Published	Publication No.

11/725,254	“Synthesizing and Compounding Molecules from and with Plant Oils to Improve Low Temperature Behavior of Plant Oils as Fuel, Oils, and Lubricants”	03/17/07	09/18/08	2008/0227993

EXHIBIT B

G.E.T. Products

The following is a list of all products sourced, manufactured, marketed and/or distributed by or for Supplier:

4 cycle Engine Oil (Non-automotive)

2 cycle Engine Oil

Bar & Chain Engine Oil

Pump Protector

Pump Oil

Lubricants and Penetrating Oils

Paint thinners, strippers, and extenders

Outdoor cleaning products

Lighter fluids

Ice melt products

Tire sealants

EXHIBIT C

Specific Retailers for which Distributor has Exclusive Distribution Rights

Distributor’s exclusive distribution rights with respect to Non-automotive G.E.T. Products will expressly include, without limitation, all sales through the following Retailers:

Home Depot

Lowes

Sears

Menard’s

Orchard Supply

Tractor Supply

Sam’s Club

Costco

Bunnings

B & Q

Mitre 10